Exhibit 3.3

Form of

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FORGENT POWER SOLUTIONS, INC.

Forgent Power Solutions, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (“DGCL”), does hereby certify as follows:

1.	The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on July 21, 2025 (the “Certificate of Incorporation”).

2.

This Amended and Restated Certificate of Incorporation (as amended or modified from time to time, this “Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

3.	This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation in its entirety.

4.	The text of the Certificate of Incorporation hereby is amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Forgent Power Solutions, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

Section 4.1 Authorized Capital.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [•], which shall be divided into three classes as follows: [•] shares of Class A common stock, par value $0.00001 per share (“Class A Common Stock”); [•] shares of Class B common stock, par value $0.00001 per share (“Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and [•] shares of preferred stock, par value $0.00001 per share (“Preferred Stock”). Effective upon the effectiveness of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reclassification Effective Time”), each share of common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Reclassification Effective Time, shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and become one (1) validly issued, fully paid and non-assessable share of Class A Common Stock. Subject to Sections 242(d)(1) or (d)(2) of the DGCL, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then-outstanding plus in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the redemption or exchange of all outstanding Common Units (as defined below) corresponding to shares of Class B Common Stock, pursuant to the LLC Agreement (as defined below), and (y) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.2 Common Stock.

The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Voting Rights.

(i) Except as otherwise provided in this Amended and Restated Certificate of Incorporation or otherwise required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(ii) Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii) Except as otherwise provided in this Amended and Restated Certificate of Incorporation or otherwise required by applicable law, each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iv) The holders of shares of Class A Common Stock and Class B Common Stock shall not have cumulative voting rights.

(b) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at the time, the holders of Class A Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property, or shares of stock of the Corporation declared by the board of directors of the Corporation (the “Board”) from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor. Other than in connection with a dividend declared by the Board in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.

(c) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock shall be divided among and paid ratably to the holders of Class A Common Stock. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation.

(d) Class B Common Stock.

(i) From and after the effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), shares of Class B Common Stock may be issued only to, and registered only in the name of, the Existing Opco LLC Owners (as defined below), their respective successors and assigns as well as their Permitted Transferees (as defined below) in accordance with this Section 4.2 (including all subsequent successors, assigns and Permitted Transferees) (the Existing Opco LLC Owners together with such Persons (as defined below), collectively, the “Permitted Class B Owners”) and the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record at such time by such Permitted Class B Owner under the LLC Agreement (as defined below). As used in this Amended and Restated Certificate of Incorporation, (A) “Existing Opco LLC Owner” means each of the holders of Common Units (other than the Corporation and its subsidiaries) of Forgent Power Solutions LLC, as set forth on Schedule 1 of the LLC Agreement (as defined below) (as such Schedule 1 may be amended from time to time in accordance with the LLC Agreement), (B) “Common Unit” means a membership interest in Forgent Power Solutions LLC, authorized and issued under the Amended and Restated Limited Liability Company Agreement of Forgent Power Solutions LLC, dated on or about the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement, and (C) “Permitted Transferee” has the meaning given to it in the LLC Agreement.

(ii) The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner in accordance with the terms of the LLC Agreement.

Section 4.3 Transfer of Class B Common Stock.

(a) A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for cancellation for no consideration at any time. Following the surrender, or other acquisition, of any shares of Class B Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

(b) Except as set forth in Section 4.3(a), a holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee of holders, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.3(b) are referred to as the “Restrictions”.

(c) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and each Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, lose all voting rights as set forth herein and become a non-voting share.

(d) Upon a determination by the Board that a Person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(e) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.3 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.3. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, holders of shares of Class B Common Stock.

(f) All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine): THESE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.4 Preferred Stock.

(a) Subject to any limitations prescribed by law, Preferred Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board. The Board is hereby expressly authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(c) Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

(a) Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, from and after the date on which the Investor (as defined below) ceases to beneficially own at least 35% of the voting power of the outstanding shares of Common Stock (the “Trigger Event”), the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon: Article V, Article VI, Article VII, Article VIII, Article IX, Article X and clause (b) of Article XI; provided, however, that any amendment (including by merger, consolidation or otherwise) to this Amended and Restated Certificate of Incorporation that gives holders of the Class B Common Stock (i) any rights to receive dividends or any other kind of distribution other than in connection with a liquidation, dissolution or winding up pursuant to Section 4.2(c), (ii) any right to convert into or be exchanged for Class A Common Stock or (iii) any other economic rights shall, in addition to the requirements set forth herein, also require the affirmative vote of at least a majority of shares of Class A Common Stock voting separately as a class.

For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Amended and Restated Certificate of Incorporation, except for Article IX, as applicable (A) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person (provided, for the avoidance of doubt, solely for the purposes of this Amended and Restated Certificate of Incorporation, Affiliates of the Investor shall include its employees in their capacities as such but shall exclude advisors, consultants, operating partners and similar service providers); (B) “Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign; (C) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; and (D) “Investor” shall mean [Neos Partners, LP] and its Affiliates.

(b) In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the amended and restated bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, from and after the Trigger Event, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all then-outstanding shares of Common Stock of the Corporation entitled to vote thereon, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith. No Bylaw hereafter legally altered, amended or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been altered, amended or repealed.

ARTICLE VI

BOARD OF DIRECTORS

(a) Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL and subject to the applicable terms of that certain Stockholders Agreement, dated as of [•], 2026 (as it may be amended, amended and restated or otherwise modified from time to time, by and between Forgent Power Solutions, Inc., a Delaware corporation, Forgent Parent I LP, a Delaware limited partnership, Forgent Parent II LP, a Delaware limited partnership, Forgent Parent III LP, a Delaware limited partnership, and Forgent Parent IV LP, a Delaware limited partnership (the “Stockholders Agreement”), the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any certificate of designation with respect to any series of Preferred Stock), this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors and the Stockholders Agreement, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the effectiveness of this Article VI, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the effectiveness of this Article VI and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the effectiveness of this Article VI. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board to their respective class subject to the terms of the Stockholders Agreement. Directors shall be elected by the plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

(b) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the terms of the Stockholders Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the remaining directors then in office or the sole remaining director, even if less than a quorum, or by the stockholders. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board and until such director’s successor shall be duly elected and qualified or such director’s earlier death, resignation or removal.

(c) Subject to the terms of the Stockholders Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of Common Stock entitled to vote thereon; provided, however, that from and after the Trigger Event, and for so long as the Board is classified, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of Common Stock of the Corporation entitled to vote thereon.

(d) Elections of directors need not be by written ballot unless the Bylaws shall so provide.

(e) During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

(a) No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For the purposes of this Article VII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

(b) Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; SPECIAL MEETINGS OF STOCKHOLDERS

(a) Prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. From and after the Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

(b) Prior to the Trigger Event and except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called by or at the direction of the Board or the Chairman of the Board, and at the request of the holders of more than a majority of the voting power of all the outstanding shares of Common Stock. From and after the Trigger Event, special meetings of the stockholders of the Corporation for any purpose or purposes may only be called by the Board or the Chairman of the Board. The Chairman of the Board or the Board may postpone, reschedule or cancel any special meeting of stockholders previously called by any of them; provided, however, that with respect to any special meeting of stockholders of the Corporation previously scheduled at the request of holders of 50% or more of the voting power of all the outstanding shares of Common Stock, the Board shall not postpone, reschedule or cancel such special meeting without the prior written consent of such holders.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

(a) In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of the Investor and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, and (ii) the Investor and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Investor or its respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b) None of the Investor or any of its Affiliates (for the purposes of this Article IX, the “Identified Persons”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.

(c) To the fullest extent permitted by applicable law (including, without limitation, Section 122(17) of the DGCL), the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates. In the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

(d) The Corporation and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Corporation agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.

(e) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(f) For the purposes of this Article IX, “Affiliate” shall mean (a) in respect of the Investor, any Person that, directly or indirectly, is controlled by the Investor, controls the Investor or is under common control with the Investor and shall include any principal, member, director, partner, stockholder, officer or employee (in their capacities as such) of any of the foregoing (other than the Corporation, any entity that is controlled by the Corporation, or any advisor, consultant, operating partner or similar service provider), and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

(g) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

BUSINESS COMBINATIONS

(a) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth herein.

(b) Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Class A Common Stock and Class B Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(i) prior to such time that such stockholder became an Interested Stockholder, the Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

(ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock (as defined in Section 203 of the DGCL) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(iii) at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.

(c) For purposes of this Article X, (i) “Business Combination” means (A) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all then-outstanding shares of capital stock of the Corporation; (ii) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the beneficial owner of 15% or more of all then-outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors, voting together as a single class, or (B) is an Affiliate of the Corporation and was the beneficial owner of 15% or more of the outstanding shares of capital stock of the Corporation that are entitled to vote generally in the election of directors, voting together as a single class, at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article X to the contrary, the term “Interested Stockholder” shall not include: (x) the Investor or any of its Affiliates or Associates, including any investment funds managed, directly or indirectly, by [Neos Partners, LP], or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation or (y) any other Person who acquires voting stock of the Corporation directly from the Investor (excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering); and (iii) “Associate”, when used to indicate a relationship with any Person, means: (A) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (B) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

ARTICLE XI

MISCELLANEOUS

(a) If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

(b) Exclusive Forum.

(i) Unless at least a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court sitting in the State of Delaware or, if no court located in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation under Delaware law, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders (3) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws (in each case, as may be amended and/or restated from time to time), (4) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the law of the State of Delaware or (5) any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless at least a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations (the “Securities Act”). Notwithstanding the foregoing, this Paragraph (b) of Article XI shall not apply in any respect to claims or causes of action brought to enforce a duty or liability created by the Exchange Act, or the rules and regulations promulgated thereunder or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

(ii) To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Paragraph (b) of Article XI and personal jurisdiction and venue in any state or federal court located in the State of Delaware for any action or proceeding set forth in this Article XI.

(iii) If any action the subject matter of which is within the scope of subparagraph (i) of this Paragraph (b) of Article XI is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (i) of this Paragraph (b) of Article XI (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(iv) If any provision of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XI, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, Forgent Power Solutions, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of [•], 2026.